Exhibit 99.1
Enterprise Reports Third Quarter 2026 Earnings
Houston, Texas (Thursday, October 29, 2026) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2026.
Financial Highlights (3Q 2026 compared to 3Q 2025, as applicable)
•Net income attributable to common unitholders: $1.6 billion, $0.75 per diluted common unit, up 21%
•Adjusted EBITDA: $2.8 billion, up 16%
•Operational DCF: $2.3 billion, which provided 1.9x coverage of distributions declared for 3Q 2026, up 27%; retained $1.1 billion of DCF
•Adjusted CFFO: $2.4 billion, up 18%
•Common unit repurchases: $112 million for the quarter and $437 million for the 12 months ended September 30, 2026; 36% cumulative utilization of $5.0 billion buyback program
•For the 12 months ended September 30, 2026, the payout ratio, comprised of distributions to common unitholders and common unit buybacks, was 54% of Adjusted CFFO
•Distributions declared: $0.56 per common unit, or $2.24 per common unit annualized, up 2.8%

Capital Investment and Operational Highlights (3Q 2026 compared to 3Q 2025, as applicable)
•Record Permian natural gas processing inlet volumes: 4.6 Bcf/d, up 12% and record total natural gas processing inlet volumes: 8.5 Bcf/d, up 6%
•Record equivalent pipeline volumes: 14.8 MMBPD, up 7%
•Marine terminal volumes: 2.5 MMBPD, up 28%
•Capital investments for 3Q 2026: $1.1 billion, comprised of $0.9 billion for growth capital projects and $185 million for sustaining capital expenditures
•Growth capital spending for 2026, net of $600 million of proceeds from asset sales, is expected to be in the range of $2.9 to $3.4 billion; and $650 million for sustaining capital expenditures
Conference Call to Discuss Third Quarter 2026 Earnings
Enterprise will host a conference call today to discuss third quarter 2026 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), distributable cash flow (“DCF”), Operational distributable cash flow (“Operational DCF”), Adjusted cash flow from operations (“Adjusted CFFO”), total gross operating margin, and adjusted free cash flow (“Adjusted FCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.
As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMBPD” means million barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, “TBtus/d” means trillion British thermal units per day, and “PDH” means propane dehydrogenation.

“Enterprise reported strong operating and financial performance for the third quarter of 2026,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “We handled record volumes at our Permian Basin natural gas processing plants, our NGL pipelines, natural gas pipelines and ethane marine export terminals. This strong performance was broad based with three of our segments reporting increases in gross operating margin compared to the third quarter of last year. Total gross operating margin for the third quarter of 2026 increased 15 percent to $2.7 billion. Operational distributable cash flow for the third quarter of 2026 increased 27 percent to $2.3 billion, which provided 1.9 times coverage of the partnership’s distribution declared for the quarter and we retained $1.1 billion of distributable cash flow to reinvest in the growth of the partnership, fund buybacks of partnership units and reduce debt.”
“We continue to see strong natural gas and NGL production growth from higher natural gas to oil production ratios in the Permian Basin that flows through our integrated NGL system to serve both domestic and international end use markets. Economic growth and disruption caused by global geopolitical conflicts continue to drive strong international demand across our assets for U.S. produced NGLs, crude oil, petrochemicals, refined products and motor gasoline additives. The partnership also benefited from new assets that began operations over the past twelve months including our eleventh natural gas processing plant in the Delaware Basin, the Bahia NGL pipeline, Frac 14 at our Mont Belvieu complex and the second phase of our Neches River NGL marine terminal,” stated Teague.
“Enterprise currently has $6.3 billion of growth capital projects under construction that will begin commercial operations between now and 2028. In the fourth quarter of 2026, the next projects scheduled for completion are the fourth expansion of our LPG marine terminal on the Houston Ship Channel and our new Athena natural gas processing plant in the Midland Basin. The LPG marine terminal expansion will increase the partnership’s LPG loading rate by approximately 300 MBPD to a total of 1.1 MMBPD, the largest LPG export facility in the world. The Athena plant will have the capacity to process 300 MMcf/d of natural gas and extract up to 40 MBPD of NGLs. These projects as well as our projects under construction provide visibility to Enterprise’s future growth in cash flow per unit and the value of our partnership,” Teague concluded.
Review of Third Quarter 2026 Results
Total gross operating margin for the third quarter of 2026 increased $350 million to $2.7 billion compared to the third quarter of 2025. This includes a $21 million increase in unrealized mark-to-market (“MTM”) earnings on financial instruments used in our hedging activities.
NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.5 billion for the third quarter of 2026 compared to $1.3 billion for the third quarter of 2025.
Gross operating margin from the natural gas processing business and related NGL marketing activities was $488 million for the third quarter of 2026 compared to $354 million for the third quarter of 2025. Natural gas processing plant inlet volumes were a record 8.5 Bcf/d in the third quarter of 2026, a 6 percent increase compared to the third quarter of 2025. Notably, inlet volumes to the partnership’s natural gas processing plants in the Permian Basin increased 12 percent to a record 4.6 Bcf/d for the third quarter of 2026. Total fee-based natural gas processing volumes increased 742 MMcf/d to a record 8.2 Bcf/d in the third quarter of 2026 compared to the third quarter of last year. Total equity NGL-equivalent production volumes increased 8 percent to 242 MBPD in the third quarter of 2026 compared to the third quarter of 2025. The following summarizes the gross operating margin variance for this business, with results for the third quarter of 2026 as compared to the third quarter of 2025:
•NGL marketing gross operating margin increased $75 million primarily due to higher average sales margins, primarily driven from marketing strategies associated with our export and natural gas processing assets.
•Delaware Basin natural gas processing facilities reported a $31 million increase in gross operating margin primarily due to a 359 MMcf/d increase in fee-based natural gas processing volumes and a 6 MBPD increase in equity NGL-equivalent production volumes.
•Midland Basin natural gas processing facilities reported a $12 million increase in gross operating margin primarily due to higher volumes and lower operating costs, partially offset by lower average processing margins. Fee-based natural gas processing volumes increased 280 MMcf/d and equity NGL-equivalent production volumes increased 13 MBPD.

Gross operating margin from the NGL pipelines and storage business was $785 million for the third quarter of 2026 compared to $746 million for the third quarter of 2025. Total NGL pipeline volumes were a record 5.0 MMBPD in the third quarter of 2026, a 284 MBPD, or 6 percent, increase over the third quarter of 2025. Total NGL marine terminal volumes were 1.2 MMBPD in the third quarter of 2026, a 288 MBPD increase compared to the third quarter of 2025. The following summarizes the gross operating margin variance for this business, with results for the third quarter of 2026 as compared to the third quarter of 2025:
•Gross operating margin from the Morgan's Point, Neches River and Enterprise Hydrocarbons Terminals and the associated Channel pipeline increased $21 million primarily driven by higher export volumes following the completion of the second phase of the Neches River Terminal in May 2026, partially offset by higher operating costs. On a combined basis, ethane export volumes increased 139 MBPD and LPG export volumes increased 149 MBPD.
Gross operating margin from the NGL fractionation business was $262 million for the third quarter of 2026 compared to $203 million for the third quarter of 2025. Total NGL fractionation volumes were 1.9 MMBPD for the third quarter of 2026 compared to 1.6 MMBPD for the third quarter of 2025. The higher gross operating margin and fractionation volumes were primarily due to Frac 14, which was placed into service in the fourth quarter of 2025.
Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $367 million for the third quarter of 2026 compared to $371 million for the third quarter of 2025. Total crude oil pipeline volumes were 2.7 MMBPD in the third quarter of 2026, a 48 MBPD increase compared to the third quarter of 2025. Total crude oil marine terminal volumes were 926 MBPD in the third quarter of 2026 compared to 720 MBPD in the third quarter of 2025. The following summarizes the gross operating margin variance for this segment, with results for the third quarter of 2026 as compared to the third quarter of 2025:
•On a combined basis, gross operating margin from our Texas crude oil pipelines, related terminals and marketing activities (excluding the Seaway Pipeline) decreased $14 million primarily due to higher operating costs.
•Gross operating margin from crude oil activities at the Enterprise Hydrocarbons Terminal (“EHT”) increased $6 million primarily due to higher loading and other revenues. Crude oil marine terminal volumes at EHT increased 163 MBPD.
Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $411 million for the third quarter of 2026 compared to $339 million for the third quarter of 2025. Total natural gas pipeline volumes were a record 22.7 TBtus/d in the third quarter of 2026, an 8 percent increase compared to 21.0 TBtus/d for the same quarter in 2025. The following summarizes the gross operating margin variance for this segment, with results for the third quarter of 2026 as compared to the third quarter of 2025:
•Gross operating margin from natural gas marketing activities increased $31 million primarily due to higher average sales margins and higher MTM earnings.
•Gross operating margin from our Delaware Basin Gathering System increased $17 million primarily due to higher treating and other revenues, higher average gathering fees, and a 423 BBtus/d increase in natural gas gathering volumes, which were partially offset by higher operating costs.
Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $430 million for the third quarter of 2026 compared to $370 million for the third quarter of 2025. Total segment pipeline volumes were 1.2 MMBPD in the third quarter of 2026 compared to 1.1 MMBPD in the third quarter of 2025. Total marine terminal volumes were 413 MBPD in the third quarter of 2026 compared to 347 MBPD for the third quarter of 2025. The following summarizes the gross operating margin variance for this segment, with results for the third quarter of 2026 as compared to the third quarter of 2025:
•Gross operating margin from our octane enhancement and related plant operations increased $19 million primarily due to higher sales volumes attributable to strong international demand for octane additives for motor gasoline.
•Gross operating margin from refined products marketing activities increased $10 million primarily due to higher sales volumes.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.
Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts: Joe Theriac, Vice President, Finance & Investor Relations, (713) 381-6394
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Revenues	$17,948	$12,023	$50,603	$38,803	$64,396
Costs and expenses:
Operating costs and expenses	15,985	10,366	44,553	33,648	56,345
General and administrative costs	60	61	188	189	250
Total costs and expenses	16,045	10,427	44,741	33,837	56,595
Equity in income of unconsolidated affiliates	87	90	272	276	357
Operating income	1,990	1,686	6,134	5,242	8,158
Other income (expense):
Interest expense	(385)	(354)	(1,154)	(1,026)	(1,529)
Other, net	50	11	61	27	68
Total other expense, net	(335)	(343)	(1,093)	(999)	(1,461)
Income before income taxes	1,655	1,343	5,041	4,243	6,697
Benefit from (provision for) income taxes	(17)	13	(51)	(27)	(47)
Net income	1,638	1,356	4,990	4,216	6,650
Net income attributable to noncontrolling interests	(13)	(17)	(41)	(47)	(56)
Net income attributable to preferred units	(1)	(1)	(3)	(3)	(4)
Net income attributable to common unitholders	$1,624	$1,338	$4,946	$4,166	$6,590
Per common unit data (fully diluted):
Earnings per common unit	$0.75	$0.61	$2.27	$1.90	$3.02
Average common units outstanding (in millions)	2,181	2,186	2,184	2,189	2,184

Supplemental financial data:
Net cash flow provided by operating activities	$2,185	$1,738	$6,835	$6,113	$9,307
Net cash flow used in investing activities	$1,036	$1,935	$2,571	$4,256	$3,806
Net cash flow used in financing activities	$1,155	$467	$5,170	$2,263	$5,594
Total debt principal outstanding at end of period	$33,742	$33,897	$33,742	$33,897	$33,742

Non-GAAP Distributable Cash Flow (1)	$2,312	$1,825	$7,334	$5,777	$9,557
Non-GAAP Operational Distributable Cash Flow (1)	$2,311	$1,819	$6,734	$5,742	$8,896
Non-GAAP Adjusted EBITDA (2)	$2,789	$2,405	$8,310	$7,257	$11,017
Non-GAAP Adjusted Cash flow from operations (3)	$2,423	$2,060	$7,268	$6,282	$9,695
Non-GAAP Adjusted Free Cash Flow (3)	$1,365	$96	$4,632	$1,963	$5,799
Gross operating margin by segment:
NGL Pipelines & Services	$1,535	$1,303	$4,583	$4,018	$6,124
Crude Oil Pipelines & Services	367	371	1,181	1,148	1,534
Natural Gas Pipelines & Services	411	339	1,463	1,113	1,908
Petrochemical & Refined Products Services	430	370	1,162	1,039	1,559
Total segment gross operating margin (4)	2,743	2,383	8,389	7,318	11,125
Net adjustment for shipper make-up rights (5)	(8)	2	(39)	(25)	(38)
Non-GAAP total gross operating margin (6)	$2,735	$2,385	$8,350	$7,293	$11,087

(1)See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5)Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in management’s evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6)See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Selected operating data:(1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,978	4,694	4,926	4,570	4,912
NGL marine terminal volumes (MBPD)	1,196	908	1,173	947	1,139
NGL fractionation volumes (MBPD)	1,890	1,636	1,885	1,650	1,881
Equity NGL-equivalent production volumes (MBPD) (2)	242	225	237	221	233
Fee-based natural gas processing volumes (MMcf/d) (3,4)	8,196	7,454	7,710	7,303	7,615
Natural gas processing inlet volumes (MMcf/d) (5)	8,543	8,057	8,305	7,849	8,247
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,679	2,631	2,785	2,581	2,731
Crude oil marine terminal volumes (MBPD)	926	720	974	757	926
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	22,695	21,027	21,644	20,583	21,497
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	124	119	128	117	125
Butane isomerization volumes (MBPD)	125	123	120	120	121
Standalone DIB processing volumes (MBPD)	221	196	223	190	219
Octane enhancement and related plant sales volumes (MBPD) (7)	48	41	38	42	38
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	1,208	1,056	1,171	1,003	1,162
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	413	347	405	329	387
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	8,865	8,381	8,882	8,154	8,805
Natural gas pipeline transportation volumes (BBtus/d)	22,695	21,027	21,644	20,583	21,497
Equivalent pipeline transportation volumes (MBPD) (9)	14,837	13,914	14,578	13,571	14,462
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,535	1,975	2,552	2,033	2,452

(1)Operating rates are calculated based on total volumes divided by the number of calendar days during the applicable period. Total volumes, which include volumes for newly constructed assets from the related in-service date and for recently purchased assets from the related acquisition date, reflect volumes for assets owned by consolidated entities on a 100% basis and volumes for assets owned by our unconsolidated affiliates net to our ownership interest.
(2)Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities. The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.
(3)Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate. Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both. Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.
(6)“BBtus/d” means billion British thermal units per day.
(7)Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.
(8)In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

	Natural Gas, $/MMBtu	Ethane, $/gallon	Propane, $/gallon	Normal Butane, $/gallon	Isobutane, $/gallon	Natural Gasoline, $/gallon
	(1)	(2)	(2)	(2)	(2)	(2)
2025 by quarter:
1st Quarter	$3.65	$0.27	$0.90	$1.06	$1.07	$1.53
2nd Quarter	$3.44	$0.24	$0.78	$0.88	$0.93	$1.32
3rd Quarter	$3.07	$0.23	$0.69	$0.86	$0.92	$1.30
4th Quarter	$3.55	$0.27	$0.62	$0.84	$0.88	$1.24
2025 Averages	$3.43	$0.25	$0.75	$0.91	$0.95	$1.35

2026 by quarter:
1st Quarter	$5.05	$0.23	$0.66	$0.88	$0.89	$1.50
2nd Quarter	$2.90	$0.21	$0.78	$1.08	$1.12	$1.94
3rd Quarter	$2.96	$0.24	$0.74	$1.11	$1.31	$1.88
2026 Averages	$3.64	$0.23	$0.73	$1.02	$1.11	$1.77

(1)Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

	WTI Crude Oil, $/barrel	Midland Crude Oil, $/barrel	Houston Crude Oil, $/barrel
	(1)	(2)	(2)
2025 by quarter:
1st Quarter	$71.42	$72.52	$72.81
2nd Quarter	$63.87	$64.42	$64.65
3rd Quarter	$64.93	$65.76	$66.09
4th Quarter	$59.14	$59.77	$60.05
2025 Averages	$64.84	$65.62	$65.90

2026 by quarter:
1st Quarter	$71.93	$73.97	$74.67
2nd Quarter	$92.71	$94.61	$95.28
3rd Quarter	$85.79	$86.76	$87.20
2026 Averages	$83.48	$85.11	$85.72

(1)West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.69 per gallon during the third quarter of 2026 versus $0.56 per gallon during the third quarter of 2025. Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices. An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities. The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Adjusted cash flow from operations and Adjusted Free Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Adjusted cash flow from operations (“Adjusted CFFO”) and Adjusted Free Cash Flow (“Adjusted FCF”)
Net cash flow provided by operating activities (GAAP)	$2,185	$1,738	$6,835	$6,113
Adjustments to reconcile net cash flow provided by operating activities to Adjusted CFFO and Adjusted FCF (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	238	322	433	169
Adjusted CFFO (non-GAAP)	$2,423	$2,060	$7,268	$6,282
Net cash flow used in investing activities	(1,036)	(1,935)	(2,571)	(4,256)
Cash contributions from noncontrolling interests	–	–	1	5
Cash distributions paid to noncontrolling interests	(22)	(29)	(66)	(68)
Adjusted FCF (non-GAAP)	$1,365	$96	$4,632	$1,963

	For the Twelve Months Ended September 30,
	2026	2025
Net cash flow provided by operating activities (GAAP)	$9,307	$8,471
Adjustments to reconcile net cash flow provided by operating activities to Adjusted CFFO and Adjusted FCF (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	388	112
Adjusted CFFO (non-GAAP)	$9,695	$8,583
Net cash flow used in investing activities	(3,806)	(6,256)
Cash contributions from noncontrolling interests	1	62
Cash distributions paid to noncontrolling interests	(91)	(90)
Adjusted FCF (non-GAAP)	$5,799	$2,299

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.
Adjusted FCF is a non-GAAP measure that reflects cash generated from our operations, excluding the net effect of changes in operating accounts, after accounting for capital expenditures. We believe that Adjusted FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of Adjusted FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,624	$1,338	$4,946	$4,166	$6,590
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses (1)	729	660	2,152	1,939	2,836
Cash distributions received from unconsolidated affiliates	112	112	318	336	420
Equity in income of unconsolidated affiliates	(87)	(90)	(272)	(276)	(357)
Asset impairment charges	7	17	24	38	36
Change in fair market value of derivative instruments	13	34	(18)	24	(26)
Deferred income tax expense (benefit)	11	(17)	30	(1)	77
Sustaining capital expenditures (2)	(185)	(198)	(530)	(417)	(733)
Other, net (3)	87	(37)	84	(67)	53
Operational DCF (non-GAAP)	2,311	1,819	6,734	5,742	8,896
Proceeds from asset sales and other matters	1	6	600	21	661
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	–	14	–
DCF (non-GAAP)	$2,312	$1,825	$7,334	$5,777	$9,557
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(238)	(322)	(433)	(169)	(388)
Sustaining capital expenditures	185	198	530	417	733
Proceeds from asset sales and other matters	(1)	(6)	(600)	(21)	(661)
Other, net	(73)	43	4	109	66
Net cash flow provided by operating activities (GAAP)	$2,185	$1,738	$6,835	$6,113	$9,307

(1)Excludes amortization of finance lease right-of-use assets, which are a component of DCF.
(2)Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.
(3)The third quarter of 2026 includes $100 million for the collection of trade accounts receivable related to income recognized in a prior period.
DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.
Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations. We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.
The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Net income (GAAP)	$1,638	$1,356	$4,990	$4,216	$6,650
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	701	639	2,061	1,879	2,717
Interest expense, including related amortization	385	354	1,154	1,026	1,529
Cash distributions received from unconsolidated affiliates	112	112	318	336	420
Equity in income of unconsolidated affiliates	(87)	(90)	(272)	(276)	(357)
Asset impairment charges	7	17	24	38	36
Provision for (benefit from) income taxes	17	(13)	51	27	47
Change in fair market value of commodity derivative instruments	13	34	(18)	24	(26)
Other, net	3	(4)	2	(13)	1
Adjusted EBITDA (non-GAAP)	2,789	2,405	8,310	7,257	11,017
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(385)	(354)	(1,154)	(1,026)	(1,529)
Deferred income tax expense (benefit)	11	(17)	30	(1)	77
Benefit from (provision for) income taxes	(17)	13	(51)	(27)	(47)
Net effect of changes in operating accounts, as applicable	(238)	(322)	(433)	(169)	(388)
Other, net	25	13	133	79	177
Net cash flow provided by operating activities (GAAP)	$2,185	$1,738	$6,835	$6,113	$9,307

(1)Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.
Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Total gross operating margin (non-GAAP)	$2,735	$2,385	$8,350	$7,293	$11,087
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(675)	(625)	(2,002)	(1,837)	(2,642)
Asset impairment charges in operating costs and expenses	(7)	(17)	(24)	(38)	(36)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(3)	4	(2)	13	(1)
General and administrative costs	(60)	(61)	(188)	(189)	(250)
Total operating income (GAAP)	$1,990	$1,686	$6,134	$5,242	$8,158

(1)Excludes amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets, which are components of gross operating margin.
We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.
The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs. Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests. The GAAP financial measure most directly comparable to total gross operating margin is operating income.
Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit H
Other Information – UNAUDITED
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Capital investments:
Capital expenditures	$1,048	$1,375	$3,169	$3,736	$4,421
Cash used for asset acquisitions	10	583	30	583	79
Investments in unconsolidated affiliates	–	–	–	1	1
Other investing activities	6	4	22	13	34
Total capital investments	$1,064	$1,962	$3,221	$4,333	$4,535

The following table summarizes the mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$9	$16	$9	$(5)	$11
Crude Oil Pipelines & Services	(1)	(6)	2	(3)	1
Natural Gas Pipelines & Services	(26)	(40)	7	(15)	12
Petrochemical & Refined Products Services	5	(4)	–	(1)	2
Total mark-to-market impact on gross operating margin	$(13)	$(34)	$18	$(24)	$26